                                                                    Exhibit 8(a)

[Davis Polk & Wardwell Letterhead]

                                                                December 9, 2002


Banco Santander Chile
Bandera 140
Santiago, Chile

Re: Offer to Exchange a Combination of New Notes due 2012 and a US Dollar Amount in Cash for 7% Subordinated Notes due 2007


Ladies and Gentlemen:

         We have acted as US tax counsel to you in connection with the
preparation of the Prospectus dated December   , 2002 (the "Prospectus")
relating to the offer to exchange a combination of Banco Santander Chile's ("Santander") new notes due 2012 (the "New Notes") and a US dollar amount in cash for any and all of Santander's 7% subordinated notes due 2007 (the "Exchange Offer"). You have asked that we, acting in that capacity, render an opinion to you concerning the discussion of the material United States federal income tax consequences of the Exchange Offer and of ownership of the New Notes, as set forth under the heading "Taxation" in the Prospectus.

         In rendering this opinion, we have examined the Prospectus and have assumed that statements set forth in the Prospectus are true, accurate and complete, and that the Exchange Offer will be consummated in the manner described therein. We have not attempted to verify independently the accuracy of any information in the Prospectus. This opinion cannot be relied upon if any of the facts pertinent to the United States federal income tax treatment of the Exchange Offer stated in the Prospectus are, or later become, inaccurate.

         Based upon and subject to the foregoing, it is our opinion that the discussion set forth under the heading "Taxation" insofar as the discussion constitutes a summary of the United States federal income tax laws referred to therein, contains an accurate summary of the material United States federal income tax consequences to a US Holder (as such term is defined in the Prospectus) of the Exchange Offer and of ownership of the New Notes.

         This opinion and the discussion set forth in the Prospectus are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. This opinion is expressed as of the date hereof, and we do not undertake to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law, or that cause any information, document, statements or facts referred to herein to become untrue or incorrect. Finally, our opinion is limited to the United States federal income tax matters specifically discussed under the heading "Taxation" in the Prospectus, and we have not been asked to address, nor have we addressed, any other tax consequences relating to the Exchange Offer or the New Notes.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement of which the Prospectus forms a part and to any related supplemental Registration Statement filed pursuant to Rule 462(b) of the Securities Act.

                                                   Very truly yours,

                                                   /s/ Davis Polk & Wardwell












                                       2